News Release
Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700

Release:	IMMEDIATE
Contact:	Ryan Gwillim
Executive Vice President, Chief Financial and Strategy Officer
Email:	ryan.gwillim@brunswick.com

Contact:	Lee Gordon
Chief Communications Officer
Phone:	847-735-4003
Email:	lee.gordon@brunswick.com

Brunswick Reports First Quarter Results

Strong First Quarter Performance, Exceeding Expectations
First Quarter GAAP Diluted EPS of $0.30 and As Adjusted Diluted EPS of $0.56
Updated 2025 Full-Year Guidance: As Adjusted Diluted EPS in the range of $2.50 - $4.00
METTAWA, Ill., April 24, 2025 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2025:
First Quarter 2025 Financial Results:

	Q1 2025
in millions (except per share data)	GAAP	Change vs Q1'24		As Adjusted	Change vs Q1'24
Net Sales	$1,221.8	(10.5) %		$1,221.8	(10.5) %
Operating Earnings	$56.3	(49.1) %		$72.1	(49.0) %
Operating Margin	4.6%	(350)	bps	5.9%	(450)	bps
Diluted EPS from Continuing Operations	$0.30	(70.0) %		$0.56	(58.5) %

bps = basis points

"All of our businesses delivered a strong first quarter as the resilient composition of our portfolio, together with proactive pipeline management, well-received new products, the benefits of executed and ongoing structural cost reduction measures, and efficient execution resulted in first quarter financial performance ahead of expectations despite the challenging macro environment," said Brunswick Chairman and Chief Executive Officer, David Foulkes. "Year to date unit retail sales for our core and premium boat brands and product-lines are in-line with our expectations for a second-half biased year, but we are seeing some weakness in entry-level products, prompting us to consider streamlining our product offerings in the entry-level space while growing Freedom Boat Club as an alternative participation model. Early season boat shows are essentially complete, with retail performance at shows flat to prior year and in-line with expectations, while overall retail performance in the quarter resulted in appropriate boat field inventory levels as we enter the primary retail season. Lastly, we had outstanding free cash flow generation in the quarter, leveraging the inventory and other working capital initiatives started last year, resulting in the second best first quarter cash flow in more than a decade, and a $160 million improvement versus Q1 2024. This cash performance further solidifies our balance sheet and enabled slightly higher than planned share repurchases during the quarter.

Our propulsion business delivered sequentially improved sales and operating earnings versus the fourth quarter of 2024, although below first quarter 2024 levels, as anticipated. Mercury's outboard engine lineup continues to take market share, gaining 40 basis points of U.S. retail share on a rolling twelve-month basis, with indications of a strong April performance following significant share increases at 2025 boat shows. Sales to U.S. boat OEMs were strong as our customer builders increased production levels ahead of the primary retail season and engine pipelines remain at appropriate levels.

Our engine parts and accessories business had another strong quarter, with solid year-over-year earnings and margin growth despite slightly lower sales. This primarily aftermarket-based business continues to derive its success from stable boating participation and the world's largest marine distribution network, which delivered sales growth of 2 percent through continued distribution market share gains resulting from our ability to support same day or next day deliveries to most locations in the world.

Navico Group had flat sales and slightly lower operating earnings versus the first quarter of 2024 as aftermarket sales to dealers and retailers remained strong, but OEM orders were pressured. Navico Group delivered sequential sales growth versus fourth quarter 2024 as its exciting, recently launched new products continue to gain momentum and market acceptance.

Finally, our boat business had sales and operating earnings below the first quarter of 2024, consistent with lower planned wholesale shipments, but sales grew mid-single digits versus fourth quarter 2024 as anticipated. Our Boat Group teams are working hard to reduce product costs and protect margins in an environment with limited pricing opportunities. Freedom Boat Club continues to expand globally in premier boating locations and deliver steady membership sales growth, and early-season member boat usage trends continue to be strong with trips up 3 percent sequentially in the first quarter.

Our first quarter results again demonstrated the resiliency of our portfolio, with our recurring revenue businesses and channels, including our Engine P&A business, Propulsion’s repower business, Freedom Boat Club, and Navico Group's aftermarket sales, contributing nearly 60 percent of our first quarter adjusted operating earnings. In addition, our businesses delivered strong cash flow and we completed $26 million in share repurchases in the quarter, maintaining our commitment to return value to shareholders," Foulkes concluded.

2025 First Quarter Results

For the first quarter of 2025, Brunswick reported consolidated net sales of $1,221.8 million, down from $1,365.0 million in the first quarter of 2024. Diluted EPS for the quarter was $0.30 on a GAAP basis and $0.56 on an as adjusted basis. First quarter sales were below prior year as the impact of continued lower wholesale ordering by dealers and OEMs and prudent pipeline management, was only partially offset by modest annual price increases and benefits from well-received new products. Operating earnings were down versus prior year as a result of the impact of lower sales, lower absorption from decreased production levels, and the negative impact of changes in foreign currency exchange rates, partially offset by new product momentum, annual price increases, and ongoing cost control measures throughout the enterprise. In addition, versus the first quarter of 2024:
Propulsion segment reported a 16 percent decrease in sales resulting from the enterprise factors listed above, while operating earnings were below prior year primarily due to lower sales and the impact of lower absorption from decreased production levels, partially offset by cost control measures. Sales and operating earnings both grew sequentially versus fourth quarter 2024 as OEMs continue to balance inventory ahead of the primary season.

Engine Parts and Accessories segment reported a 3 percent decrease in sales versus the same period last year due to slightly lower shipments. Sales from the Products business were down 9 percent, while the Distribution business sales were up 2 percent compared to prior year. Segment operating margin was seasonally strong at 15 percent, up more than 100 basis points versus prior year resulting from the efficient operation of the business, and slightly lower cost inflation.
Navico Group segment reported sequentially stronger sales versus fourth quarter 2024 and a sales decrease of 1 percent versus Q1 2024, primarily driven by reduced sales to marine OEMs resulting from lower customer boat OEM production levels, mostly offset by strong aftermarket sales and new product momentum. Segment operating earnings decreased due to the lower sales.
Boat segment reported a 13 percent decrease in sales resulting from anticipated cautious wholesale ordering patterns by dealers, which was only partially offset by the favorable impact of modest model-year price increases. Freedom Boat Club had another strong quarter, contributing approximately 11 percent of segment sales including the benefits from recent acquisitions. Segment operating earnings were within expectations as the impact of net sales declines and lower absorption from the reduced production was partially offset by pricing and continued cost control.
Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $305.5 million at the end of the first quarter, up $18.8 million from 2024 year-end levels.
Net cash used for operating activities of continuing operations during the first three months of the year was $13.4 million including net earnings net of non-cash items and the impact of working capital.
Investing and financing activities resulted in net cash provided of $42.9 million during the first three months of 2025 including $266.2 million of proceeds from the issuance of short-term debt, net of $126.1 million of repayments of long-term debt, $37.7 million of capital expenditures, $28.2 million of dividend payments, and $25.6 million of share repurchases.

2025 Outlook

"As we enter the prime retail season in the U.S., we are keenly aware of the direct impact of tariffs on our business and the new uncertainties faced by our wholesale customers, channel partners, and the end-consumers who buy our products at retail around the world. Although we cannot control the ever-changing conditions in which we do business, we can control our response and continue to push forward our strategic initiatives. In this regard, we plan to continue to: invest in new products and technologies, including many to be launched this year; drive differentiation and market share gains for our brands; work closely and dynamically with our channel partners to maintain healthy and appropriate boat, engine and parts pipelines and support them with appropriate incentive programs to stimulate demand; mitigate the direct tariff impact on our business; and maintain optionality through supply chain actions, including targeted onshoring. We are also evaluating opportunities to improve profitability and cash flow through rationalization of our manufacturing footprint, incremental COGS and operating expense reductions, and ongoing capital management.

In these challenging conditions, our resilient, recurring revenue businesses and channels continue demonstrating their earnings and cash flow power, which is helping to mitigate the impacts of market conditions. That being said, there remains significant uncertainty related to our 2025 performance and guidance, primarily due to the uncertainties of trade policy, the direct and indirect impact of these uncertainties on our consumers, fluctuations in foreign exchange rates, and the interest rate environment. Using our best estimates related to these items and all other business impacts, the following is our updated full-year guidance:
1.Net sales between $5.0 billion and $5.4 billion;
2.Adjusted diluted EPS in the range of $2.50 - $4.00;
3.Free Cash Flow in excess of $350 million; and
4.Second quarter 2025 revenue of between $1.1 to $1.3 billion, and adjusted diluted EPS of between $0.80 and $1.10."

Use of Non-GAAP Financial Information
A reconciliation of GAAP to non-GAAP financial measures used in this release, including adjusted operating earnings, adjusted operating margin, free cash flow, and adjusted diluted EPS, is provided in the reconciliation sections of the consolidated financial statements accompanying this release.
In order to better align Brunswick's reported results with the internal metrics used by Brunswick's management to evaluate business performance as well as to provide better comparisons to prior periods and peer data, non-GAAP measures used in this release exclude the impact of purchase accounting amortization related to acquisitions, among other adjustments.
Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include restructuring, exit and impairment costs, special tax items, acquisition-related costs, and certain other unusual adjustments.
Conference Call Scheduled
Brunswick will hold a conference call today at 10 a.m. CDT, hosted by David M. Foulkes, Chairman and Chief Executive Officer, and Ryan M. Gwillim, Executive Vice President and Chief Financial and Strategy Officer. The call will be broadcast over the Internet at www.brunswick.com/investors. To listen to the call, go to the website at least 15 minutes before the call to register, download, and install any needed audio software.
See Brunswick’s website for slides used to supplement conference call remarks at www.brunswick.com/investors.
Security analysts and investors wishing to participate via telephone should call 877-900-9524 (no password needed). Callers outside of North America should call 412-902-0029 (no password needed) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through 1 p.m. CDT on Thursday, May 1, 2025, by calling 877-660-6853 or 201-612-7415 (Access ID: 13752964). The replay will also be available at www.brunswick.com/investors.

Forward-Looking Statements
Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “should,” “expect,” "anticipate," "project," "position," “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including rising interest rates, and the amount of disposable income consumers have available for discretionary spending; changes in currency exchange rates; changes to trade policy and tariffs, including retaliatory tariffs; fiscal and monetary policy changes; adverse capital market conditions; competitive pricing pressures; higher energy and fuel costs; managing our manufacturing footprint and operations; loss of key customers; international business risks, geopolitical tensions or conflicts, sanctions, embargoes, or other regulations; actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties; supplier manufacturing constraints, increased demand for shipping carriers, and transportation disruptions; adverse weather conditions, climate change events and other catastrophic event risks; our ability to develop new and innovative products and services at a competitive price; absorbing fixed costs in production; our ability to meet demand in a rapidly changing environment; public health emergencies or pandemics; risks associated with joint ventures that do not operate solely for our benefit; our ability to successfully implement our strategic plan and growth initiatives; attracting and retaining skilled labor, implementing succession plans for key leadership, and executing organizational and leadership changes; our ability to integrate acquisitions and the risk for associated disruption to our business; the risk that restructuring or strategic divestitures will not provide business benefits; our ability to identify and complete targeted acquisitions; maintaining effective distribution; dealer and customer ability to access adequate financing; inventory reductions by dealers, retailers, or independent boat builders; requirements for us to repurchase inventory; risks related to the Freedom Boat Club franchise business model; outages, breaches, or other cybersecurity events regarding our technology systems, which have affected and could further affect manufacturing and business operations and could result in lost or stolen information and associated remediation costs; our ability to protect our brands and intellectual property; an impairment to the value of goodwill and other assets; product liability, warranty, and other claims risks; legal, environmental, and other regulatory compliance, including increased costs, fines, and reputational risks; changes in income tax legislation or enforcement; managing our share repurchases; and risks associated with certain divisive shareholder activist actions.
Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2024. Forward-looking statements speak only as of the date on which they are made, and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release.
About Brunswick
Brunswick Corporation (NYSE: BC) is the global leader in marine recreation, delivering innovation that transforms experiences on the water and beyond. Our unique, technology-driven solutions are informed and inspired by deep consumer insights and powered by our belief that “Next Never Rests™”. Brunswick is dedicated to industry leadership, to being the best and most trusted partner to our many customers, and to building synergies and ecosystems that enable us to challenge convention and define the future. Brunswick is home to more than 60 industry-leading brands. In the category of Marine Propulsion, these brands include, Mercury Marine, Mercury Racing, MerCruiser, and Flite. Brunswick’s comprehensive collection of parts, accessories, distribution, and technology brands includes Mercury Parts & Accessories, Land ‘N’ Sea, Lowrance, Simrad, B&G, Mastervolt, RELiON, Attwood and Whale. Our boat brands are some of the best known in the world, including Boston Whaler, Lund, Sea Ray, Bayliner, Harris Pontoons, Princecraft and Quicksilver. Our service, digital and shared-access businesses include Freedom Boat Club, Boateka and a range of financing, insurance, and extended warranty businesses. While focused primarily on the marine industry, Brunswick also successfully leverages its portfolio of advanced technologies to deliver an exceptional suite of solutions in mobile and industrial applications. Headquartered in Mettawa, IL, Brunswick has approximately 15,000 employees operating in 25 countries. In 2024, Brunswick was named one of America’s Best Large Employers for 2024 by Forbes Magazine for the sixth consecutive year in addition to winning more than 100 awards across the enterprise for the third straight year. For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 29, 2025	March 30, 2024	% Change
Net sales	$1,221.8	$1,365.0	(11)%
Cost of sales	917.9	991.4	(7)%
Selling, general and administrative expense	208.0	203.7	2%
Research and development expense	38.5	45.8	(16)%
Restructuring, exit and impairment charges	1.1	13.5	(92)%
Operating earnings	56.3	110.6	(49)%
Equity earnings	2.2	2.5	(12)%
Other income, net	1.3	—	NM
Earnings before interest and income taxes	59.8	113.1	(47)%
Interest expense	(29.7)	(28.6)	4%
Interest income	1.7	2.5	(32)%
Loss on early extinguishment of debt	(3.7)	—	NM
Earnings before income taxes	28.1	87.0	(68)%
Income tax provision	7.9	18.6	(58)%
Net earnings from continuing operations	$20.2	$68.4	(70)%

Net loss from discontinued operations, net of tax	—	(0.4)	NM
Net earnings	$20.2	$68.0	(70)%

Earnings per common share:
Basic
Earnings from continuing operations	$0.31	$1.00	(69)%
Loss from discontinued operations	—	(0.01)	NM
Net earnings	$0.31	$0.99	(69)%

Diluted
Earnings from continuing operations	$0.30	$1.00	(70)%
Loss from discontinued operations	—	(0.01)	NM
Net earnings	$0.30	$0.99	(70)%

Weighted average shares used for computation of:
Basic earnings per common share	66.2	68.3
Diluted earnings per common share	66.3	68.5

Effective tax rate	28.1%	21.4%

NM = not meaningful

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Consolidated
(in millions, except per share data)
(unaudited)

	Three Months Ended
	Operating Earnings		Diluted Earnings Per Share
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
GAAP	$56.3	$110.6	$0.30	$1.00
Restructuring, exit and impairment charges	1.1	13.5	0.01	0.15
Purchase accounting amortization	14.6	14.8	0.18	0.17
Acquisition, integration, and IT related costs	0.1	2.3	—	0.03
IT security incident costs	—	0.3	—	—
Loss on early extinguishment of debt	—	—	0.04	—
Special tax items	—	—	0.03	—
As Adjusted	$72.1	$141.5	$0.56	$1.35

GAAP operating margin	4.6%	8.1%
Adjusted operating margin	5.9%	10.4%

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information - GAAP

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	March 29, 2025	March 30, 2024	% Change	March 29, 2025	March 30, 2024	% Change	March 29, 2025	March 30, 2024
Propulsion	$487.0	$578.2	(15.8)%	$46.1	$82.8	(44.3)%	9.5%	14.3%
Engine Parts & Accessories	255.3	262.4	(2.7)%	39.1	33.2	17.8%	15.3%	12.7%
Navico Group	208.2	210.9	(1.3)%	(2.8)	(2.4)	16.7%	(1.3)%	(1.1)%
Boat	372.1	425.7	(12.6)%	7.7	29.4	(73.8)%	2.1%	6.9%
Corporate/Other	—	—		(33.8)	(32.4)	4.3%
Segment Eliminations	(100.8)	(112.2)	(10.2)%	—	—
Total	$1,221.8	$1,365.0	(10.5)%	$56.3	$110.6	(49.1)%	4.6%	8.1%

Segment Information - As Adjusted (Non-GAAP)

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	March 29, 2025	March 30, 2024	% Change	March 29, 2025	March 30, 2024	% Change	March 29, 2025	March 30, 2024
Propulsion	$487.0	$578.2	(15.8)%	$46.5	$89.5	(48.0)%	9.5%	15.5%
Engine Parts & Accessories	255.3	262.4	(2.7)%	39.1	36.5	7.1%	15.3%	13.9%
Navico Group	208.2	210.9	(1.3)%	11.2	15.1	(25.8)%	5.4%	7.2%
Boat	372.1	425.7	(12.6)%	9.1	31.6	(71.2)%	2.4%	7.4%
Corporate/Other	—	—		(33.8)	(31.2)	8.3%
Segment Eliminations	(100.8)	(112.2)	(10.2)%	—	—
Total	$1,221.8	$1,365.0	(10.5)%	$72.1	$141.5	(49.0)%	5.9%	10.4%

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Segment Information
(in millions)
(unaudited)

Propulsion Segment	Three Months Ended		2025 vs. 2024
	March 29, 2025	March 30, 2024	$ Change	% Change
Net sales	$487.0	$578.2	$(91.2)	(15.8)%

GAAP operating earnings	$46.1	$82.8	$(36.7)	(44.3)%
Restructuring, exit and impairment charges	—	5.6	(5.6)	NM
Purchase accounting amortization	0.3	0.6	(0.3)	(50.0)%
Acquisition, integration, and IT related costs	0.1	0.5	(0.4)	(80.0)%
Adjusted operating earnings	$46.5	$89.5	$(43.0)	(48.0)%

GAAP operating margin	9.5%	14.3%		(480) bps
Adjusted operating margin	9.5%	15.5%		(600) bps

Engine Parts & Accessories Segment	Three Months Ended		2025 vs. 2024
	March 29, 2025	March 30, 2024	$ Change	% Change
Net sales	$255.3	$262.4	$(7.1)	(2.7)%

GAAP operating earnings	$39.1	$33.2	$5.9	17.8%
Restructuring, exit and impairment charges	—	3.3	(3.3)	NM
Adjusted operating earnings	$39.1	$36.5	$2.6	7.1%

GAAP operating margin	15.3%	12.7%		260 bps
Adjusted operating margin	15.3%	13.9%		140 bps

Navico Group Segment	Three Months Ended		2025 vs. 2024
	March 29, 2025	March 30, 2024	$ Change	% Change
Net sales	$208.2	$210.9	$(2.7)	(1.3)%

GAAP operating loss	$(2.8)	$(2.4)	$(0.4)	16.7%
Restructuring, exit and impairment charges	0.8	2.7	(1.9)	(70.4)%
Purchase accounting amortization	13.2	13.2	—	NM
Acquisition, integration, and IT related costs	—	1.6	(1.6)	NM
Adjusted operating earnings	$11.2	$15.1	$(3.9)	(25.8)%

GAAP operating margin	(1.3)%	(1.1)%		(20) bps
Adjusted operating margin	5.4%	7.2%		(180) bps
bps = basis points
NM = not meaningful

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Segment Information
(in millions)
(unaudited)

Boat Segment	Three Months Ended		2025 vs. 2024
	March 29, 2025	March 30, 2024	$ Change	% Change
Net sales	$372.1	$425.7	$(53.6)	(12.6)%

GAAP operating earnings	$7.7	$29.4	$(21.7)	(73.8)%
Restructuring, exit and impairment charges	0.3	1.0	(0.7)	(70.0)%
Purchase accounting amortization	1.1	1.0	0.1	10.0%
Acquisition, integration, and IT related costs	—	0.2	(0.2)	NM
Adjusted operating earnings	$9.1	$31.6	$(22.5)	(71.2)%

GAAP operating margin	2.1%	6.9%		(480) bps
Adjusted operating margin	2.4%	7.4%		(500) bps

Corporate/Other	Three Months Ended		2025 vs. 2024
	March 29, 2025	March 30, 2024	$ Change	% Change
GAAP operating loss	$(33.8)	$(32.4)	$(1.4)	4.3%
Restructuring, exit and impairment charges	—	0.9	(0.9)	NM
IT security incident costs	—	0.3	(0.3)	NM
Adjusted operating loss	$(33.8)	$(31.2)	$(2.6)	8.3%

bps = basis points
NM = not meaningful

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 29, 2025		December 31, 2024	March 30, 2024
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$286.7		$269.0	$548.4
Restricted cash	18.0		16.9	11.1
Short-term investments in marketable securities	0.8		0.8	0.8
Total cash and short-term investments in marketable securities	305.5		286.7	560.3
Accounts and notes receivable, net	553.1		429.0	616.8
Inventories
Finished goods	870.5		846.9	1,028.1
Work-in-process	172.7		148.1	166.0
Raw materials	310.6		307.6	360.9
Net inventories	1,353.8		1,302.6	1,555.0
Prepaid expenses and other	93.5		95.5	75.1
Current assets	2,305.9		2,113.8	2,807.2

Net property	1,239.6		1,251.5	1,309.0

Other assets
Goodwill	972.5		966.1	1,026.3
Other intangibles, net	910.3		918.3	964.3
Deferred income tax asset	198.2		197.5	185.5
Operating lease assets	163.6		161.8	158.9
Equity investments	38.3		35.0	41.4
Other long-term assets	28.6		33.7	16.1
Other assets	2,311.5		2,312.4	2,392.5

Total assets	$5,857.0		$5,677.7	$6,508.7

Liabilities and shareholders’ equity
Current liabilities
Short-term debt and current maturities of long-term debt	$386.4	`	$242.8	$455.4
Accounts payable	420.3		393.4	513.8
Accrued expenses	661.5		643.7	704.6
Current liabilities	1,468.2		1,279.9	1,673.8

Debt	2,097.7		2,097.8	2,371.9
Other long-term liabilities	418.9		407.7	413.4
Shareholders’ equity	1,872.2		1,892.3	2,049.6
Total liabilities and shareholders’ equity	$5,857.0		$5,677.7	$6,508.7

Supplemental Information
Debt-to-capitalization rate	57.0%		55.3%	58.0%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 29, 2025	March 30, 2024
Cash flows from operating activities
Net earnings	$20.2	$68.0
Less: net loss from discontinued operations, net of tax	—	(0.4)
Net earnings from continuing operations	20.2	68.4
Depreciation and amortization	70.1	69.4
Stock compensation expense	6.8	6.1
Asset impairment charges	—	0.5
Deferred income taxes	0.1	1.9
Changes in certain current assets and current liabilities	(119.9)	(301.2)
Extended warranty contracts and other deferred revenue	2.3	2.1
Income taxes	8.0	0.2
Other, net	(1.0)	4.5
Net cash used for operating activities of continuing operations	(13.4)	(148.1)
Net cash used for operating activities of discontinued operations	(14.0)	(5.3)
Net cash used for operating activities	(27.4)	(153.4)

Cash flows from investing activities
Capital expenditures	(37.7)	(54.0)
Investments	(2.8)	(3.0)
Acquisition of businesses, net of cash acquired	—	(0.7)
Proceeds from the sale of property, plant and equipment	3.4	2.3
Other, net	2.1	—
Net cash used for investing activities	(35.0)	(55.4)

Cash flows from financing activities
Proceeds from issuances of short-term debt	266.2	1.1
Payments of short-term debt	(1.5)	(0.9)
Net proceeds from issuances of long-term debt	—	396.9
Payments of long-term debt including current maturities	(126.1)	(0.6)
Common stock repurchases	(25.6)	(63.6)
Cash dividends paid	(28.2)	(28.6)
Tax withholding associated with shares issued for share-based compensation	(6.9)	(9.2)
Other, net	—	(1.0)
Net cash provided by financing activities	77.9	294.1

Effect of exchange rate changes	3.3	(4.7)
Net increase in Cash and cash equivalents and Restricted cash	18.8	80.6
Cash and cash equivalents and Restricted cash at beginning of period	285.9	478.9

Cash and cash equivalents and Restricted cash at end of period	304.7	559.5
Less: Restricted cash	18.0	11.1
Cash and cash equivalents at end of period	$286.7	$548.4

Reconciliation
Free cash flow
Net cash used for operating activities of continuing operations	$(13.4)	$(148.1)

Net cash (used for) provided by:
Capital expenditures	(37.7)	(54.0)
Proceeds from the sale of property, plant and equipment	3.4	2.3
Effect of exchange rate changes on cash and cash equivalents	3.3	(4.7)
Free cash flow	$(44.4)	$(204.5)